Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 31, 2016, with respect to the balance sheet of Valvoline Inc. at May 13, 2016 (date of formation) included in this Registration Statement (Form S-1) and related Prospectus of Valvoline Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Cincinnati, Ohio

May 31, 2016